ROCHESTER FUND MUNICIPALS

   Amendment to the Amended and Restated Agreement and Declaration of Trust

This amendment to the Amended and Restated Agreement and Declaration of Trust of Rochester Fund Municipals (the "Restated Declaration of Trust") is executed this 17th day of June, 1997.

WHEREAS, the Trustees established Rochester Fund Municipals (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under an Agreement and Declaration of Trust dated February 15, 1991 as filed with the Commonwealth of Massachusetts on March 21, 1991; and

WHEREAS, the Restated Declaration of Trust dated January 26, 1995 was filed by the Trust with the Commonwealth of Massachusetts on February 8, 1995 and later amended on November 1, 1995 as filed with the Commonwealth of Massachusetts on November 7, 1995; and

WHEREAS, Section 7.3 of the Restated Declaration of Trust requires that amendments thereto be by an instrument in writing signed by an officer of the Trust pursuant to a majority vote of the Trustees and filed with the Commonwealth of Massachusetts; and

WHEREAS, the Trustees now desire to further amend the Restated Declaration of Trust and such amendment and filing thereof has been approved by a majority of the Trustees.

NOW, THEREFORE,


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1. The Restated Declaration of Trust is hereby amended to revise the designation of the Trust's resident agent in the Commonwealth of Massachusetts, Section 1.3 entitled "Resident Agent."

2. Section 1.3 shall read as follows:

      "Section 1.3      Resident  Agent.  The name and  address of the Trust's
      Resident Agent is Massachusetts Mutual Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111."

3. These revisions to the Restated Declaration of Trust shall become effective on August 5, 1997.

4. All other terms and conditions of the Restated Declaration of Trust as amended November 1, 1995 shall remain the same.

      IN WITNESS WHEREOF, the undersigned has caused this Amendment to be signed under penalties of perjury on the day and year first set forth above.

                                                Rochester Fund Municipals


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                                                      Robert G. Zack,
Assistant Secretary